As filed with the Securities and Exchange Commission on September 21, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
(RULE 14d-101)
SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

GLG PARTNERS, INC.
(Name of Subject Company)
GLG PARTNERS, INC.
(Name of Person(s) Filing Statement)

Public Warrants to Purchase Common Stock, par value $0.0001
Founders Warrants to Purchase Common Stock, par value $0.0001
Sponsors Warrants to Purchase Common Stock, par value $0.0001
Co-Investment Warrants to Purchase Common Stock, par value $0.0001
(Title of Class of Securities)

Public Warrants —37929X115
Founders Warrants— None
Sponsors Warrants —None
Co-Investment Warrants —None
(CUSIP Number of Class of Securities)

Alejandro San Miguel
General Counsel and Corporate Secretary
GLG Partners, Inc.
399 Park Avenue, 38th Floor
New York, New York 10022
(212) 224-7200
(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of the Person(s) Filing Statement)

With copies to:
Allen Miller
Marc Alpert
Sey-Hyo Lee
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Tel: (212) 408-5100
Fax: (212) 541-5369
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

INTRODUCTION
     On September 13, 2010, a combined Tender Offer Statement and Schedule 13E-3 Transaction Statement with respect to the Public Warrants was filed under cover of Schedule TO (“Schedule TO”) by GLG Partners, Inc., a Delaware corporation (“GLG” or the “Company”), pursuant to Rule 13e-4, Rule 13e-3 and Rule 14d-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by Man Group plc, a public limited company existing under the laws of England and Wales, pursuant to Rule 13e-3 and Rule 14d-1 under the Exchange Act, in connection with the offer by GLG and Man Group plc to purchase for cash all of the outstanding public warrants (the “Public Warrants”), all of the outstanding founders warrants (the “Founders Warrants”), all of the outstanding sponsors warrants (the “Sponsors Warrants”) and all of the outstanding co-investment warrants (the “Co-Investment Warrants”, and collectively with the Public Warrants, Founders Warrants and the Sponsors Warrants, the “Warrants”) of GLG at a purchase price of $0.129 per Warrant, in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 13, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer (the “Offer”). In addition, Man Principal Strategies Holdings LLC, Escalator Sub 1 Inc., Noam Gottesman, Emmanuel Roman, Pierre Lagrange, Gottesman GLG Trust, TOMS International Ltd., Roman GLG Trust, Jackson Holding Services Inc., Lagrange GLG Trust and Point Pleasant Ventures Ltd. (collectively with GLG and Man Group plc, the “Filing Persons”) filed the Schedule TO solely for the purpose of complying with Rule 13e-3 and related rules under the Exchange Act. The Company commenced the Offer on September 13, 2010.
     Also on September 13, 2010, the Company filed a definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) under Regulation 14A of the Exchange Act, relating to the special meeting of the stockholders of the Company at which the stockholders of the Company will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 17, 2010, as amended (the “Merger Agreement”), by and among the Company, Man, and Escalator Sub 1 Inc.
     Item 1. Subject Company Information
     (a) Name and Address. The name of the subject company and issuer is GLG Partners, Inc. The address of the Company’s principal executive office is 399 Park Avenue, 38th Floor, New York, New York 10022. The Company’s telephone number is (212) 224-7200.
     (b) Securities. This Schedule 14D-9 relates to an aggregate of 54,484,677 issued and outstanding Warrants, each of which represents the right to purchase one share of GLG common stock, par value $0.0001 per share, at an exercise price of $7.50 per share. As of September 1, 2010, there were 32,984,674 issued and outstanding Public Warrants, 12,000,003 issued and outstanding Founders Warrants, 4,500,000 issued and outstanding Sponsors Warrants and 5,000,000 issued and outstanding Co-Investment Warrants.
     Item 2. Identity and Background of Filing Person
     (a) Name and Address. The name, business address and business telephone number of GLG Partners, Inc., which is the person filing this Statement, are set forth in Item 1 above.
     (b) Tender Offer. The third party offeror is Man Group plc, a public limited company existing under the laws of England and Wales. Man Group plc’s business address is Sugar Quay, Lower Thames Street, London, EC3R 6DU, United Kingdom. Man’s business telephone number is +44 (0)20-7144-1000. GLG, the person filing this statement, is also an offeror.
     The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”

•	“SPECIAL FACTORS — Section 1. Background of the Transactions”

•	“THE OFFER — Section 1. Number of Warrants; Purchase Price”

     Item 3. Past Contacts, Transactions, Negotiations and Agreements
     (a) Conflicts of Interest. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”

•	“SPECIAL FACTORS — Section 4. Interests of Directors and Executive Officers and Filing Persons”
     The information set forth in the Proxy Statement under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET — Interests of Certain Persons in the Merger”

•	“SPECIAL FACTORS — Interests of Certain Persons in the Merger”

•	“DESCRIPTIONS OF OTHER TRANSACTION AGREEMENTS — Share Exchange Agreement”

•	“DESCRIPTIONS OF OTHER TRANSACTION AGREEMENTS — Voting and Support Agreement”

•	“DESCRIPTIONS OF OTHER TRANSACTION AGREEMENTS — Employment and Service Agreements”

•	“DESCRIPTIONS OF OTHER TRANSACTION AGREEMENTS — Restrictive Covenant Agreements”
     Item 4. The Solicitation or Recommendation
     (a) Solicitation or Recommendation. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”

•	“SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”

•	“SPECIAL FACTORS — Section 3. Fairness of the Offer”
     (b) Reasons. In determining to make no recommendation, the board of directors of GLG considered that GLG was contractually obligated by the terms of the Merger Agreement to commence the Offer. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”

•	“SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”

•	“SPECIAL FACTORS — Section 3. Fairness of the Offer”
     (c) Intent to Tender. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”

•	“SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”

•	“SPECIAL FACTORS — Section 4. Interests of Directors and Executive Officers and Filing Persons”
     Item 5. Persons/Assets, Retained, Employed, Compensated or Used
     (a) Solicitations or recommendations. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”

•	“THE OFFER — Section 13. Fees and Expenses”

     Item 6. Interest in Securities of the Subject Company
     (a) Securities Transactions. The information set forth in the Offer to Purchase under the following caption is incorporated herein by reference:
•	“SPECIAL FACTORS — Section 4. Interests of Directors and Executive Officers and Filing Persons”
     Item 7. Purposes of the Transaction and Plans or Proposals
     (a) Subject Company Negotiations. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”

•	“SPECIAL FACTORS — Section 1. Background of the Transactions”

•	“SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”

•	“SPECIAL FACTORS — Section 3. Fairness of the Offer”
     Item 8. Additional Information
     (a) Other Material Information. The information set forth in the Offer to Purchase under the following captions is incorporated herein by reference:
•	“SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”

•	“SPECIAL FACTORS — Section 5. Material U.S. Federal Income Tax Consequences”

•	“THE OFFER — Section 2. Procedures for Tendering Warrants”

•	“THE OFFER — Section 3. Withdrawal Rights”

•	“THE OFFER — Section 4. Purchase of Warrants and Payment of Purchase Price”

•	“THE OFFER — Section 5. Conditions of the Offer”

•	“THE OFFER — Section 6. Price Range of Common Stock, Public Warrants and Units”

•	“THE OFFER — Section 7. Source and Amount of Funds”

•	“THE OFFER — Section 8. Important Information Concerning GLG”

•	“THE OFFER — Section 9. Important Information Concerning the Principals”

•	“THE OFFER — Section 10. Important Information Concerning Man, Holdco and Merger Sub”

•	“THE OFFER — Section 11. Certain Legal Matters; Regulatory Approvals”

•	“THE OFFER — Section 12. Extension of the Offer; Termination; Amendment”

•	“THE OFFER — Section 14. Miscellaneous”

     Item 9. Exhibits

Exhibit
Number	Description

99(a)(1)(A)	Offer to Purchase dated September 13, 2010, filed as Exhibit 99(a)(1)(A) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(B)	Letter of Transmittal (including Substitute Form W-9), filed as Exhibit 99(a)(1)(B) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(C)	Notice of Guaranteed Delivery, filed as Exhibit 99(a)(1)(C) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit 99(a)(1)(D) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit 99(a)(1)(E) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(F)	Definitive Proxy Statement on Schedule 14A, filed by the Company on September 13, 2010, is incorporated herein by reference.

99(d)(1)	Agreement and Plan of Merger dated as of May 17, 2010 among GLG Partners, Inc., Man Group plc and Escalator Sub 1 Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(2)	Amendment No. 1 dated as of August 19, 2010 to the Agreement and Plan of Merger dated as of May 17, 2010 among the Company, Man Group plc and Escalator Sub 1 Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on August 20, 2010, is incorporated herein by reference.

99(d)(3)	Share Exchange Agreement dated May 17, 2010 by and among Man Group plc and the stockholders of the Company party thereto, filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(4)	Voting and Support Agreement dated May 17, 2010 by and among Man Group plc, Escalator Sub 1 Inc. and the stockholders of the Company party thereto, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(5)	Second Amended and Restated Employment Agreement between the Company and Jeffrey M. Rojek, dated May 16, 2010, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(6)	Second Amended and Restated Employment Agreement between the Company and Alejandro San Miguel, dated May 16, 2010, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(7)	Amendment to Amended and Restated Employment Agreement between the Company and Simon White, dated May 16, 2010, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(8)	Joinder Agreement dated as of June 21, 2010 by and among Man Group plc, Escalator Sub 1 Inc., the Company, Sage Summit LP, Lavender Heights Capital LP and Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of each of Blue Hill Trust and Green Hill Trust, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 25, 2010, is incorporated herein by reference.

Exhibit
Number	Description

99(d)(9)	Purchase Agreement dated as of June 21, 2010 between Sage Summit LP and Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of the Blue Hill Trust, filed as Exhibit 4 to the Statement of Beneficial Ownership on Schedule 13D of Blue Hill Trust and Green Hill Trust on June 28, 2010, is incorporated herein by reference.

99(d)(10)	Purchase Agreement dated as of June 21, 2010 between Lavender Heights Capital LP and Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of the Green Hill Trust, filed as Exhibit 5 to the Statement of Beneficial Ownership on Schedule 13D of Blue Hill Trust and Green Hill Trust on June 28, 2010, is incorporated herein by reference.

99(d)(11)	Amended and Restated Warrant Agreement dated as of December 21, 2006 between Continental Stock Transfer & Trust Company and the Company, filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference.

99(d)(12)	Amendment No. 1 to Amended and Restated Warrant Agreement, dated as of December 19, 2007, between Continental Stock Transfer & Trust Company and the Company, filed as Exhibit 4.7 to the Company’s Registration Statement on Form S-1 (Registration No. 333-147865), is incorporated herein by reference.

99(d)(13)	Founders’ Agreement dated June 22, 2007 among Noam Gottesman, as Sellers’s Representative, the Principals, the Trustees, Berggruen Freedom Holdings Ltd. and Marlin Equities II, LLC, filed as Annex E to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(14)	GLG Shareholders Agreement dated as of June 22, 2007 among the Company and the Persons set forth on the signature pages thereto, filed as Annex D to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(15)	Voting Agreement dated as of June 22, 2007 among the Principals, the Trustees, Lavender Heights Capital LP, Sage Summit LP and the Company, filed as Annex F to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(16)	Agreement Among Principals and Trustees dated as of June 22, 2007 among the Principals and the Trustees filed as Annex G to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(17)	Indenture, dated as of May 15, 2009, between the Company and The Bank of New York Mellon, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33217), is incorporated herein by reference.

99(e)(18)	Support Agreement dated as of November 2, 2007 between the Company and FA Sub 2 Limited, filed as Annex B to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

SIGNATURES
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 21, 2010	GLG PARTNERS, INC.

	By:	/s/ Alejandro San Miguel
	Name:	Alejandro San Miguel
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99(a)(1)(A)	Offer to Purchase dated September 13, 2010, filed as Exhibit 99(a)(1)(A) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(B)	Letter of Transmittal (including Substitute Form W-9), filed as Exhibit 99(a)(1)(B) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(C)	Notice of Guaranteed Delivery, filed as Exhibit 99(a)(1)(C) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit 99(a)(1)(D) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, filed as Exhibit 99(a)(1)(E) to the Company’s Schedule TO filed on September 13, 2010, is incorporated herein by reference.

99(a)(1)(F)	Definitive Proxy Statement on Schedule 14A, filed by the Company on September 13, 2010, is incorporated herein by reference.

99(d)(1)	Agreement and Plan of Merger dated as of May 17, 2010 among GLG Partners, Inc., Man Group plc and Escalator Sub 1 Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(2)	Amendment No. 1 dated as of August 19, 2010 to the Agreement and Plan of Merger dated as of May 17, 2010 among the Company, Man Group plc and Escalator Sub 1 Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on August 20, 2010, is incorporated herein by reference.

99(d)(3)	Share Exchange Agreement dated May 17, 2010 by and among Man Group plc and the stockholders of the Company party thereto, filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(4)	Voting and Support Agreement dated May 17, 2010 by and among Man Group plc, Escalator Sub 1 Inc. and the stockholders of the Company party thereto, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(5)	Second Amended and Restated Employment Agreement between the Company and Jeffrey M. Rojek, dated May 16, 2010, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(6)	Second Amended and Restated Employment Agreement between the Company and Alejandro San Miguel, dated May 16, 2010, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(7)	Amendment to Amended and Restated Employment Agreement between the Company and Simon White, dated May 16, 2010, filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 19, 2010, is incorporated herein by reference.

99(d)(8)	Joinder Agreement dated as of June 21, 2010 by and among Man Group plc, Escalator Sub 1 Inc., the Company, Sage Summit LP, Lavender Heights Capital LP and Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of each of Blue Hill Trust and Green Hill Trust, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 25, 2010, is incorporated herein by reference.

Exhibit
Number	Description

99(d)(9)	Purchase Agreement dated as of June 21, 2010 between Sage Summit LP and Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of the Blue Hill Trust, filed as Exhibit 4 to the Statement of Beneficial Ownership on Schedule 13D of Blue Hill Trust and Green Hill Trust on June 28, 2010, is incorporated herein by reference.

99(d)(10)	Purchase Agreement dated as of June 21, 2010 between Lavender Heights Capital LP and Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of the Green Hill Trust, filed as Exhibit 5 to the Statement of Beneficial Ownership on Schedule 13D of Blue Hill Trust and Green Hill Trust on June 28, 2010, is incorporated herein by reference.

99(d)(11)	Amended and Restated Warrant Agreement dated as of December 21, 2006 between Continental Stock Transfer & Trust Company and the Company, filed as Exhibit 4.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, is incorporated herein by reference.

99(d)(12)	Amendment No. 1 to Amended and Restated Warrant Agreement, dated as of December 19, 2007, between Continental Stock Transfer & Trust Company and the Company, filed as Exhibit 4.7 to the Company’s Registration Statement on Form S-1 (Registration No. 333-147865), is incorporated herein by reference.

99(d)(13)	Founders’ Agreement dated June 22, 2007 among Noam Gottesman, as Sellers’s Representative, the Principals, the Trustees, Berggruen Freedom Holdings Ltd. and Marlin Equities II, LLC, filed as Annex E to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(14)	GLG Shareholders Agreement dated as of June 22, 2007 among the Company and the Persons set forth on the signature pages thereto, filed as Annex D to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(15)	Voting Agreement dated as of June 22, 2007 among the Principals, the Trustees, Lavender Heights Capital LP, Sage Summit LP and the Company, filed as Annex F to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(16)	Agreement Among Principals and Trustees dated as of June 22, 2007 among the Principals and the Trustees filed as Annex G to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.

99(d)(17)	Indenture, dated as of May 15, 2009, between the Company and The Bank of New York Mellon, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33217), is incorporated herein by reference.

99(e)(18)	Support Agreement dated as of November 2, 2007 between the Company and FA Sub 2 Limited, filed as Annex B to the Company’s Proxy Statement dated October 12, 2007 (File No. 001-33217), is incorporated herein by reference.